EXHIBIT 21.1

Subsidiaries of Smart Online, Inc.

Name of Subsidiary	State of Incorporation	Doing Business As	Continuing Operations
Smart CRM, Inc.	Delaware	Computility	Discontinued
Smart Commerce, Inc.	Delaware	iMart	Continuing